ARTICLES OF AMENDMENT

                                       OF

                         INTERACT SYSTEMS, INCORPORATED

         The undersigned corporation hereby submits pursuant to Section 55-10-06 of the North Carolina General Statutes these Articles of Amendment for the purpose of amending its Articles of Incorporation:

         1. The name of the corporation is InterAct Systems, Incorporated.

         2. The Articles of Incorporation of the corporation are hereby amended as follows:

         A.  Article 2 is amended in its entirety to read as follows:

                   2. The aggregate number of shares of capital stock which the corporation shall have the authority to issue is 25,000,000, 20,000,000 of which shall be common stock and 5,000,000 of which shall be preferred stock. The shares of common stock shall have unlimited voting rights and, after satisfaction of claims, if any, of the holders of shares of preferred stock, shall be entitled to receive the net assets of the corporation upon distribution. The Board of Directors of the corporation shall have full power and authority to establish one or more series within the class of preferred stock, to define the designations, preferences, limitations and relative rights (including conversion rights) of shares within such class and to determine all variations between series.

         B.  Article 6 is added to read as follows:

                   6. Any director or the entire Board of Directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of capital stock of the corporation entitled to vote generally in elections of directors (considered for this purpose as a single class).

         C.  Article 7 is added to read as follows:

                   7. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this article, nor the addition of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal,


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                           or addition.

         D.  Article 8 is added to read as follows:

                   8. (a) As used in this Article 8, the term "Person" includes any person, firm or corporation; any person, firm or corporation controlling that Person, controlled by that Person, or under common control with that Person; and any group of which that Person or any of the foregoing persons, firms or corporations or members, or any other group controlling that Person, controlled by that Person, or under common control with that Person. As used herein the term "group" includes persons, firms and corporations acting in concert, whether or not as a formal group. The term "equity security" means any shares of stock or similar security, any security convertible, with or without consideration, into such a security, or carrying any warrant or right to subscribe to or to purchase such a security; or any such warrant or right.

                           (b) Except as authorized by section (d) of this
                           Article 8, if, as of the record date for the determination of the identity of the shareholders of the corporation entitled to notice and to vote on such transaction, any Person is the record or beneficial owner, directly or indirectly, of more than ten percent (10%) of any class of equity security of the corporation, the affirmative vote of the holders of two-thirds (66 2/3%) of the shares of capital stock of the corporation then entitled to vote in elections of directors shall be required for
                           (1) the merger or consolidation of the corporation with that Person; or (2) the sale, lease, or exchange of substantially all of the assets of the corporation or of that Person to the other; or (3) any dissolution of the corporation. This affirmative vote is in addition to any vote otherwise required by North Carolina law or by any agreement between the corporation and any national securities exchange.

                           (c) The Board of Directors of the corporation shall have the power and duty to determine for purposes of this Article 8, on the basis of information known to the corporation, whether (1) the purported holder of record or beneficial owner of any class of equity security of the corporation is a "Person" within the meaning of section (A); (2) whether such Person in fact holds of record or owns beneficially more than ten percent (10%) of any class of equity security of the corporation; and (3) whether the approval of the Board of Directors referred to in section (d) has been obtained. Any such determination by the Board of Directors shall be conclusive and binding for all purposes of this Article 8.

                           (d) The provisions of this Article 8 shall not apply to (1) any one of the transactions specified in section (b) if the Board of Directors of the corporation shall by resolution, by a vote of a majority of its members than in office other than such Person, have approved such transaction and recommended its approval by the shareholders; or (2) any merger or consolidation of the corporation with, or any sale, lease or exchange to the corporation or any of its subsidiaries of any of the assets of, any corporation of which a majority of the outstanding shares of stock entitled to vote in elections of directors of such other corporation is owned of record or beneficially by the corporation and its subsidiaries.

                           (e) No amendment of the Articles of Incorporation of the corporation shall amend, alter, repeal or change any of the provisions of this Article 8, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of two-thirds (66 2/3%) of the shares of capital stock of the corporation then entitled to vote in elections of directors.

         E.  Article 9 is added to read as follows:

                  9. (a) Notwithstanding any other provision of the Articles of Incorporation or the bylaws of the corporation, the Board of Directors of the corporation shall have the power to adopt, amend or repeal the bylaws of the corporation except to the extent limited by law. The shareholders of the corporation may exercise their power to adopt, amend or repeal the bylaws of the corporation only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class and notwithstanding that some lesser percentage may be permitted by law, or permitted or required by the Articles of Incorporation or the bylaws of the corporation).

                           (b) No amendment of the Articles of Incorporation of the corporation shall amend, alter, repeal or change any of the provisions of this Article 9 unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of two-thirds (66 2/3%) of the shares of capital stock of the corporation then entitled to vote in elections of directors.

         3. The foregoing amendments were approved on the 20th day of May, 1997 by the shareholders of the corporation as required by the North Carolina Business Corporation Act.

         This the 21st day of May, 1997.

                                   INTERACT SYSTEMS, INCORPORATED

                                   By: /s/ Stephen R. Leeolou
                                         Stephen R. Leeolou, Chairman & Chief
                                                Executive Officer